Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-124638) of ATS Corporation (formerly Federal Services Acquisition Corporation) and in the related Prospectus, of our reports dated March 20, 2007, with respect to audits of the financial statements of ATS Corporation, as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the periods from April 12, 2005 (date of inception) through December 31, 2006 and 2005 and our report dated March 20, 2007 on our audit of ATS Corporation management’s assessment of the effectiveness of internal control over financial reporting which expressed an unqualified opinion and adverse opinion on the effectiveness of the company’s internal control over financial reporting because of the existence of material weaknesses included in this Annual Report (Form 10-K) for the year-ended December 31, 2006.

We also consent to the reference to our firm in the Registration Statement on Form S-3 under the caption “Experts”.

/s/ Eisner LLP
March 20, 2007